Exhibit 99.1

FOR IMMEDIATE RELEASE

WMS REPORTS FISCAL FOURTH QUARTER REVENUE

OF $196 MILLION AND EPS OF $0.40 PER DILUTED SHARE

- Achieves Record Product Sales Gross Margin of 55% -

- Ships Second Highest-ever Quarterly Number of Domestic Replacement Units -

- Installed Participation Base Increases 172 Units on Quarterly Sequential Basis to 9,561 -

Waukegan, Ill. – August 6, 2012 - WMS Industries Inc. (NYSE:WMS) today reported revenue of $195.9 million and net income of $22.1 million, or $0.40 per diluted share, for the quarter ended June 30, 2012, compared to revenue of $203.2 million and net income of $10.3 million, or $0.18 per diluted share, in the June 2011 quarter. The June 2012 quarter results reflect the third consecutive quarter of sequential revenue growth as revenues rose $19.9 million, or 11% from the March 2012 quarter. Earnings per share in the June 2012 quarter were impacted by $0.02 per diluted share for charges related to legal settlements and include a $0.01 per diluted share benefit for a reduction in bad debt expense related to customer receivables in Mexico. In addition, the June 2012 quarter earnings also reflect acquisition-related expenses. The June 2011 quarter results included $0.26 per diluted share of net charges for impairment and restructuring costs, asset write-downs and other charges.

Recent Highlights:

•

The commercialization of new game themes contributed to 6,146 global new units shipped in the June 2012 quarter, including a 16% increase from the prior year in the U.S. and Canada to 4,672 new gaming machines driven by a near-quarterly record 3,900 replacement units.

•

Game conversion revenues rose year over year reflecting the sale of approximately 5,500 kits in the June 2012 quarter compared to 2,100 kits in the prior-year period, bringing total shipments in fiscal 2012 to 19,900 kits compared to 8,200 kits in fiscal 2011. Annual unit sales of conversion kits rose to nearly 95% of annual new gaming machine unit sales in fiscal 2012 compared with 34% in fiscal 2011, and represented approximately 27% of the nearly 75,000 cumulative Bluebird®2 and Bluebird xD™ gaming machines sold life-to-date globally.

•

Launched the first two slot games powered by WMS’ next-generation CPU-NXT®3 platform – the Aladdin & the Magic Quest® game featuring unique synchronized motion of the chair with the game play and the Super Team® game featuring player-customizable superheroes made possible by WMS’ award-winning Player’s Life® Web Services. These new games, along with several other new participation themes, drove a 172 unit quarterly sequential increase in the quarter-end participation installed base at June 30, 2012 and a 135 unit quarterly sequential increase in the average installed footprint.

•	Entered into agreement to launch My Poker® video poker games by 2012 calendar year-end at Station Casinos’ properties in Las Vegas.

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WMS Reports Fiscal Fourth Quarter Results, 8/6/2012	page 2

•	At June 30, 2012 WMS’ networked gaming products were installed at 98 casino properties in 16 countries around the world, on more than 1,900 gaming machines.

•

Sharpened focus on WMS’ online, social, casual and mobile gaming products and services, to leverage the Company’s gaming content and resources to actively participate in the significant growth potential from the convergence of land-based casino gaming with interactive gaming distribution channels. In addition:

•	Completed the acquisitions of Jadestone Group and Phantom EFX to accelerate interactive initiatives; and,

•

Entered into a strategic alliance with 888 Holdings to pursue online poker initiatives in the U.S., including play-for-fun and real money applications when legally permitted, as well as other online casino applications and future opportunities.

“Quarterly sequential improvements in new unit shipments, and in particular new replacement units in the U.S. and Canada, along with higher game conversion revenues and growth in our installed participation base, demonstrate the ongoing progress WMS is achieving in the commercialization of new innovative game content and products,” said Brian R. Gamache, Chairman and Chief Executive Officer. “We have returned to a normalized rate of new product introductions; and our newest for-sale and participation products are providing customers with the strong performance historically associated with WMS products. As we continue to introduce creative and differentiated new products, we expect to grow our product sales ship share, as well as our installed participation base.

“At the same time, we have enhanced our focus and accelerated spending in a measured manner to build a comprehensive suite of interactive products and services that provide our customers with solutions that enable them to benefit from interactive gaming opportunities. While this spending impacts near-term financial results, we believe it favorably positions WMS to participate in the tremendous high-margin growth potential of these opportunities that will create longer-term shareholder value.”

Fiscal 2012 Fourth Quarter Financial Review

The following table summarizes key components related to revenue generation for the three and twelve months ended June 30, 2012, and 2011 (dollars in millions, except unit, per unit and per day data):

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2012	2011	2012	2011
Product Sales Revenues:
New unit sales revenues	$98.2	$110.3	$333.6	$403.2
Other product sales revenues	34.9	20.3	94.7	86.0

Total product sales revenues	$133.1	$130.6	$428.3	$489.2

New units on which revenue was recognized	6,146	6,510	20,903	24,216
Average sales price per new unit	$15,982	$16,951	$15,959	$16,651

Gross profit on product sales revenues (1)	$72.7	$58.7	$223.1	$235.3
Gross margin on product sales revenues (1)	54.6%	44.9%	52.1%	48.1%

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WMS Reports Fiscal Fourth Quarter Results, 8/6/2012	page 3

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2012	2011	2012	2011
Gaming Operations Revenues:
Participation revenues	$56.1	$66.7	$234.2	$277.7
Other gaming operations revenues	6.7	5.9	27.2	16.4

Total gaming operations revenues	$62.8	$72.6	$261.4	$294.1

Installed participation units at period end, with lease payments based on:
Percentage of coin-in	3,681	3,780	3,681	3,780
Percentage of net win	2,859	3,072	2,859	3,072
Daily lease rate (2)	3,021	3,018	3,021	3,018

Total installed participation units at period end	9,561	9,870	9,561	9,870

Average installed participation units	9,250	9,635	9,335	10,046
Average revenue per day per participation unit	$66.50	$76.13	$68.52	$75.76

Gross profit on gaming operations revenues (1)	$48.6	$57.9	$205.9	$235.4
Gross margin on gaming operations revenues (1)	77.4%	79.8%	78.8%	80.0%
Total revenues	$195.9	$203.2	$689.7	$783.3

Total gross profit (1)	$121.3	$116.6	$429.0	$470.7

Total gross margin (1)	61.9%	57.4%	62.2%	60.1%

(1)	As used herein, gross profit and gross margin do not include depreciation, amortization and distribution expenses.
(2)	Includes only participation game theme units. Does not include units with product sales game themes placed under fixed-term, daily fee operating leases.

Total product sales revenues for the June 2012 quarter were $133.1 million, which increased 2% from the year-ago period and 20% on a quarterly sequential basis. WMS recorded revenue on 4,672 new gaming machines shipped to customers in the U.S. and Canada, an increase of 629 units, or 16%, over the prior-year period. Replacement units comprised approximately 3,900 of the total units shipped to U.S. and Canadian customers in the June quarter, representing the second-highest number of quarterly replacement unit shipments in the Company’s history and an increase of 1,100 and 200 units on a quarterly sequential and year-over-year basis, respectively. New gaming machine sales for new casino openings and expansions in the U.S. and Canada totaled approximately 775 units compared with approximately 1,800 units in the March 2012 quarter and 300 units in the prior-year period. WMS shipped 1,474 new units to international customers, or 24% of total global new unit shipments, in the June 2012 quarter, which was consistent with the number of new unit shipments in the March 2012 quarter, and compares to 2,467 units, or 38%, of total global new unit shipments in the year-ago period as demand in Australia, Mexico and Europe continues to lag prior-year levels.

The average sales price for new units declined on a year-over-year basis to $15,982 reflecting the effect of larger-volume orders that carry higher volume discounts, a lower mix of premium games in the quarter compared with the same period a year ago and the competitive marketplace. Notwithstanding the year-over-year decline, the average selling price increased $749 per unit on a quarterly sequential basis and was in line with the average selling price for the full year. WMS’ Bluebird xD units represented 36% of total global new unit shipments compared with 26% of total shipments in the prior year period. Additionally, the new Bluebird2e cabinet that was launched in the March 2012 quarter and features emotive lighting represented a majority of the Bluebird2 new unit sales in the June 2012 quarter.

Other product sales revenue increased 72% year over year, or $14.6 million, to $34.9 million, reflecting higher revenue from used gaming machines and game conversion kit sales, partially offset by lower parts revenue. Approximately 2,500 used gaming machines were sold in the June 2012 quarter, including a significant number of refurbished units at higher average selling prices and higher gross margin compared with approximately 1,700 used units in the prior-year quarter. Revenue was recognized on approximately 5,500 conversion kits in the June 2012 quarter compared to approximately 2,100 conversion kits a year ago.

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WMS Reports Fiscal Fourth Quarter Results, 8/6/2012	page 4

Gaming operations revenues were $62.8 million in the June 2012 quarter compared with $72.6 million in the year-ago period. The quarter-end installed participation base increased by 172 units on a quarterly sequential basis to 9,561 gaming machines at June 30, 2012, and compares to an installed participation base of 9,870 units at June 30, 2011. The average installed participation base for the June 2012 quarter was 9,250 units compared to 9,635 units in the year-ago period. Average revenue per day in the quarter was down 2.3% to $66.50 compared to $68.06 in March 2012 quarter and reflects the absence of normal seasonal improvement due to soft consumer spending in the June 2012 quarter as reported across most regional gaming markets.

Other gaming operations revenue increased $0.8 million year over year, primarily reflecting continued growth in our interactive gaming products and services and incremental revenue from networked gaming solutions, but declined $2.3 million on a quarterly sequential basis reflecting lower royalties from licensing proprietary intellectual property and technologies.

Total gross profit, excluding depreciation, amortization and distribution expense as used herein, increased to $121.3 million from $116.6 million in the year-ago period and $110.1 million in the March 2012 quarter. Total gross margin improved to 61.9% compared to 57.4% a year ago. Product sales gross margin rose 970 basis points to 54.6% in the June 2012 quarter compared to 44.9% in the prior-year quarter and increased 280 basis points on a quarterly sequential basis. The year-over-year increase reflects the $4.9 million of incremental inventory write-down costs recorded in the June 2011 quarter, ongoing cost reduction efforts from our strategic sourcing actions, and strong high-margin conversion kit sales and improved used gaming machine margins, partially offset by the impact of a lower average selling price. Gaming operations gross margin was 77.4% in the June 2012 quarter compared with 79.8% in the prior year, primarily reflecting an increase in wide-area progressive units and the related higher jackpot expense, as well as higher costs to support our interactive gaming products and services, partially offset by the $1.7 million of other asset write-downs recorded in fiscal 2011.

The following table summarizes key components of operating expenses and operating income for the three and twelve months ended June 30, 2012, and 2011 ($ in millions):

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2012	2011	2012	2011
Operating Expenses:
Research and development	$24.3	$30.5	$94.5	$117.0
As a percentage of revenues	12.4%	15.0%	13.7%	14.9%
Selling and administrative	40.0	37.5	145.2	150.0
As a percentage of revenues	20.4%	18.5%	21.0%	19.2%
Impairment and restructuring charges	—	18.4	9.7	22.2
As a percentage of revenues	—	9.1%	1.4%	2.8%
Depreciation and amortization	25.3	20.6	92.2	71.1
As a percentage of revenues	12.9%	10.1%	13.4%	9.1%

Total operating expenses	$89.6	$107.0	$341.6	$360.3

Operating expenses as a percentage of revenues	45.7%	52.7%	49.5%	46.0%
Operating income	$31.7	$9.6	$87.4	$110.4

Operating margin	16.2%	4.7%	12.7%	14.1%

Research and development expenses in the June 2012 quarter declined $6.2 million on a year-over-year basis, but increased $2.2 million on a quarterly sequential basis to $24.3 million. The year-over-year decline reflects the savings generated from the organizational changes announced in August 2011 and $3.0 million of write-down charges for intellectual property impairment recorded in the June 2011 quarter, while the quarterly sequential increase reflects higher spending and investment on innovative new gaming products, coupled with higher incentive compensation expense and the increased spending to support the Company’s participation in long-term, high-margin growth opportunities in interactive gaming.

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WMS Reports Fiscal Fourth Quarter Results, 8/6/2012	page 5

Selling and administrative expenses in the June 2012 quarter of $40.0 million were $2.5 million higher than the year-ago period and $6.3 million higher than the March 2012 quarter, reflecting $2.1 million for legal settlements in the quarter, increased costs associated with our interactive gaming products and services, including acquisition-related expenses, and higher incentive compensation expense, partially offset by savings from the organizational changes announced in August 2011 and a $0.7 million reduction in bad debt reserves related to Mexican customer receivables.

Depreciation and amortization expense was $25.3 million in the June 2012 quarter compared with $20.6 million in the year-ago quarter and $23.1 million in the March 2012 quarter, primarily reflecting the Company’s continued investment in gaming operations equipment during the last 12 months to upgrade and transition its installed base of participation units to Bluebird2 and Bluebird xD cabinets, and amortization related to the Company’s investment in the development of its WAGE-NET® networked gaming system following initial commercialization in the June 2011 quarter.

Interest income and other income and expense, net was $3.8 million in the June 2012 quarter compared with $7.8 million in the year-ago quarter. The prior year quarter included $4.0 million from a cash settlement of litigation.

The effective tax rate for the June 2012 quarter was 37%, which reflects the absence of the expired Federal R&D tax credit, while the effective rate of 40% in the prior year reflected the greater relative impact of certain international subsidiary start-up operating losses not benefiting the effective global tax rate.

Cash flow provided by operating activities for the fiscal year ended June 30, 2012 was $156.8 million and was comparable to the prior-year. Cash flow provided by operating activities reflects higher depreciation and amortization, as well as a lower negative impact from tax-related items, offset by lower net income, a decrease in non-cash restructuring and impairment charges and lower share-based compensation expense. Total receivables, net were $405.1 million at June 30, 2012 compared with $366.2 million at June 30, 2011, which reflects the use of the Company’s strong financial liquidity to support customers’ demands to refresh their slot base during a period of constrained capital for many, along with higher sales during the past twelve months into markets that historically depend upon extended financing terms. Inventory was $53.3 million, which was $13.8 million lower than at June 30, 2011, primarily reflecting operational improvements and lower finished goods inventory. Total current liabilities at June 30, 2012 increased $18.4 million from the prior year due to higher accounts payables arising from higher capital spending in the June 2012 quarter and working capital management, and higher accrued liabilities.

Net cash used in investing activities was $194.2 million in fiscal 2012 compared to $157.0 million in fiscal 2011, reflecting a $17.1 million increase in capital deployed for gaming operations equipment as we continued to upgrade our installed base with newer gaming cabinets and operating systems, $15.2 million for higher property, plant and equipment expenditures, primarily related to two significant projects that will be placed into service early in fiscal 2013, and $16.4 million for acquisition of businesses, net of cash acquired, partially offset by an $11.5 million decrease in capital deployed to acquire or license intangible and other non-current assets. Net cash provided by financing activities was $10.8 million compared to $77.0 million used in the prior year, primarily due to $60.0 million in proceeds from borrowings under the Company’s line of credit and $51.1 million in lower stock repurchase activity in fiscal 2012 compared to fiscal 2011, partially offset by lower cash received and tax benefits from stock option activity. The Company expects an aggregate 20% decline in capital spending on gaming operations equipment and property, plant and equipment in fiscal 2013.

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WMS Reports Fiscal Fourth Quarter Results, 8/6/2012	page 6

Adjusted EBITDA, a non-GAAP financial metric (see reconciliation to net income schedule near the end of this release), was $69.8 million in the June 2012 quarter compared with $70.4 million in the prior-year period. The adjusted EBITDA margin for the June 2012 quarter increased to 35.6% compared to 34.6% in the year-ago period.

Total cash, cash equivalents and restricted cash was $76.1 million at June 30, 2012, a quarterly sequential decrease of $11.5 million, partially reflecting the higher level of capital expenditures totaling $58 million in the June 2012 quarter.

Share Repurchase Program Update

During the three months ended June 30, 2012, the Company purchased 349,515 shares of its common stock for $7.1 million. During fiscal 2012, WMS repurchased 2.4 million shares, or 4% of the outstanding shares at June 30, 2011, for an aggregate $50.4 million. Approximately $148 million remains available pursuant to WMS’ share repurchase authorization. At June 30, 2012, WMS had 54.8 million shares outstanding and 4.9 million shares in the Company’s treasury.

Fiscal Year 2013 Outlook

The Company expects the general economic environment to remain unchanged in the next twelve months, as customers’ capital spending plans are likely to remain relatively flat throughout the remainder of calendar 2012 and into calendar 2013. Revenue growth in fiscal 2013 is expected to reflect: 1) modest growth in product sales ship share in the U.S. and Canada and in the installed participation base, 2) the introduction of innovative new gaming content, platforms and cabinets, 3) an increased contribution from the ongoing commercialization of the Company’s networked gaming system and portal game applications, 4) an increase in revenues from the Company’s interactive products and services and 5) higher VLT replacement demand from Canadian VLT operators that will partially offset lower domestic new casino and expansion unit demand, but at lower average selling prices as VLT’s typically are lower priced than gaming machines sold to new casino openings and expansions. WMS also expects that it will begin to ship units to the Illinois VLT market, with a portion of these units being operating leases. WMS expects fiscal first quarter revenues to approach fiscal 2012 first quarter revenues with growth occurring in the second half of the fiscal year.

WMS expects to accelerate spending on R&D initiatives to equal about 15%-to-16% of fiscal 2013 revenues to fund innovative new products and the creation of intellectual property, along with higher spending to grow its interactive products and services. In addition, with increased spending to expand interactive gaming products and services and higher spending to support overall revenue growth, WMS expects selling and administrative expenses, as a percentage of total revenues, also will rise in fiscal 2013 over fiscal 2012. WMS expects depreciation and amortization expense to increase primarily reflecting the Company’s investment in expanding its gaming operations installed base with newer cabinets and upgraded equipment throughout fiscal 2012 and incremental depreciation associated with property, plant and equipment resulting from two significant projects being placed in service early in fiscal 2013. We expect the increased gross profit contribution from higher revenues mostly will be offset by higher operating expenses in fiscal 2013, as we increase spending to accelerate innovation efforts, expand our interactive initiatives and support revenue growth.

The attached supplemental schedule documents revenue, operating margin and diluted earnings per share progression by quarter for each of the last three fiscal years. Consistent with fiscal 2012, quarterly revenues and operating margin are anticipated to be lowest in the September 2012 quarter and increase in each subsequent quarter with the highest revenue levels and operating margin in the June 2013 quarter.

The Company routinely reviews its guidance and may update it from time to time based on changes in the market and its operations.

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WMS Reports Fiscal Fourth Quarter Results, 8/6/2012	page 7

WMS Industries is hosting a conference call and webcast at 4:30 PM ET today, Monday, August 6, 2012. The conference call numbers are 212/231-2905 or 415/226-5355. To access the live call on the Internet, log on to www.wms.com (select “Investor Relations”). Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wms.com.

About WMS

WMS serves the gaming industry worldwide by designing, manufacturing and marketing games, video and mechanical reel-spinning gaming machines, video lottery terminals and in gaming operations, which consists of the placement of leased participation gaming machines in legal gaming venues. The Company also develops and markets digital gaming content, products, services and end-to-end solutions that address global online wagering and play-for-fun social, casual and mobile gaming opportunities. WMS is proactively addressing the next stage of casino gaming floor evolution with its WAGE-NET networked gaming solution, a suite of systems technologies and applications designed to increase customers’ revenue generating capabilities and operational efficiency. More information on WMS can be found at www.wms.com or visit the Company on Facebook®, Twitter® or YouTube®.

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, products and liquidity, including, but not limited to, the statements set forth under the caption “Fiscal Year 2013 Outlook.” Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. We undertake no obligation to update such forward looking statements, all of which are made only as of this date, August 6, 2012. Factors that could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software; (2) changes in regulations or regulatory interpretations that may adversely affect existing product placements or future placements; (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance; (4) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (5) a reduction in capital spending or interruption in payments by casino customers associated with business weakness or economic uncertainty that adversely affects our customers’ ability to make purchases or pay; (6) a greater-than-expected demand for operating leases by customers over outright product sales or sales financing leases that shift revenue recognition from a single period to the term of such operating leases; (7) future costs to restructure our business and other charges that may be higher than currently estimated, including additional charges related to actions at a later time not presently contemplated; (8) ability to realize in full, or part, the anticipated savings and expense reductions from restructuring and lower staffing; (9) adverse affects on product development, innovation and the ability to retain and attract key personnel following the restructuring and reorganization actions taken in fiscal 2011 and 2012; (10) a reduction in play levels of our participation games by casino patrons, whether due to economic conditions or increased placements of competitive product; (11) inability of suppliers of key components to timely meet our requirements to fulfill customer orders; (12) increased pricing or promotional competitive activity that adversely affects our average selling price or product revenues; (13) a failure to obtain and maintain our gaming licenses and regulatory approvals; (14) failure of customers or players to adapt to the new technologies that we introduce in new product concepts; (15) a software anomaly or fraudulent manipulation of our gaming machines and software; (16) a failure to obtain the right to use or an inability to adapt to rapid development of new technologies;

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WMS Reports Fiscal Fourth Quarter Results, 8/6/2012	page 8

(17) an infringement claim seeking to restrict our use of material technologies; (18) risks of doing business in international markets, including political and economic instability, terrorist activity, changes in importation and repatriation regulations such as currently experienced in Argentina, and foreign currency fluctuations; and (19) the unfavorable outcome of any legal proceedings in which we may be involved from time to time. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business”, “Item 1A. Risk Factors” and “Legal Proceedings” in our Annual Report on Form 10-K for the year ended June 30, 2011, and our more recent reports filed with the U.S. Securities and Exchange Commission.

CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	J C I R
WMS Industries Inc.	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

- financial tables follow -

WMS Reports Fiscal Fourth Quarter Results, 8/6/2012	page 9

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three and Twelve Months Ended June 30, 2012 and 2011

(in millions of U.S. dollars and millions of shares, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)
REVENUES:
Product sales	$133.1	$130.6	$428.3	$489.2
Gaming operations	62.8	72.6	261.4	294.1

Total revenues	195.9	203.2	689.7	783.3
COSTS AND EXPENSES:
Cost of product sales (1)	60.4	71.9	205.2	253.9
Cost of gaming operations (1)	14.2	14.7	55.5	58.7
Research and development	24.3	30.5	94.5	117.0
Selling and administrative	40.0	37.5	145.2	150.0
Depreciation and amortization (1)	25.3	20.6	92.2	71.1
Impairment and restructuring charges	—	18.4	9.7	22.2

Total costs and expenses	164.2	193.6	602.3	672.9

OPERATING INCOME	31.7	9.6	87.4	110.4

Interest expense	(0.4)	(0.3)	(1.6)	(1.2)
Interest income and other income and expense, net	3.8	7.8	13.3	14.4

Income before income taxes	35.1	17.1	99.1	123.6
Provision for income taxes	13.0	6.8	35.0	42.6

NET INCOME	$22.1	$10.3	$64.1	$81.0

Earnings per share:
Basic	$0.40	$0.18	$1.15	$1.40

Diluted	$0.40	$0.18	$1.15	$1.37

Weighted-average common shares:
Basic common stock outstanding	54.9	57.0	55.5	57.7

Diluted common stock and common stock equivalents	55.2	58.0	55.8	59.0

(1) Cost of product sales and cost of gaming operations exclude the following amounts of depreciation and amortization, which are included in the depreciation and amortization line item:

Cost of product sales	$2.1	$1.2	$6.4	$4.8
Cost of gaming operations	$15.8	$10.7	$57.6	$40.1

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WMS Reports Fiscal Fourth Quarter Results, 8/6/2012	page 10

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2012 and 2011

(in millions of U.S. dollars and millions of shares)

	June 30, 2012	June 30, 2011
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$62.3	$90.7
Restricted cash and cash equivalents	13.8	14.3

Total cash, cash equivalents and restricted cash	76.1	105.0
Accounts and notes receivable, net of allowances of $6.9 and $5.5, respectively	282.8	284.6
Inventories	53.3	67.1
Other current assets	40.1	40.8

Total current assets	452.3	497.5

NON-CURRENT ASSETS:
Long-term notes receivable, net	122.3	81.6
Gaming operations equipment, net of accumulated depreciation and amortization of $227.1 and $270.5, respectively	115.7	86.8
Property, plant and equipment, net of accumulated depreciation and amortization of $142.0 and $115.7, respectively	226.7	171.5
Intangible assets, net	178.9	153.9
Deferred income tax assets	39.3	43.1
Other assets, net	18.9	11.9

Total non-current assets	701.8	548.8

TOTAL ASSETS	$1,154.1	$1,046.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$84.8	$66.2
Accrued compensation and related benefits	9.5	12.3
Other accrued liabilities	76.5	73.9

Total current liabilities	170.8	152.4

NON-CURRENT LIABILITIES:
Long-term debt	60.0	—
Deferred income tax liabilities	22.7	23.9
Other non-current liabilities	23.3	14.1

Total non-current liabilities	106.0	38.0

Commitments, contingencies and indemnifications	—	—

STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (200.0 shares authorized and 59.7 shares issued)	29.8	29.8
Additional paid-in capital	443.5	437.9
Treasury stock, at cost (4.9 and 2.9 shares, respectively)	(144.1)	(104.9)
Retained earnings	554.9	490.0
Accumulated other comprehensive income (loss)	(6.8)	3.1

Total stockholders’ equity	877.3	855.9

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,154.1	$1,046.3

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WMS Reports Fiscal Fourth Quarter Results, 8/6/2012	page 11

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Twelve Months Ended June 30, 2012 and 2011

(in millions of U.S. dollars)

	Twelve Months Ended June 30,
	2012	2011
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$64.1	$81.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	77.8	71.1
Amortization of intangible and other non-current assets	29.0	21.6
Share-based compensation	15.8	18.7
Non-cash restructuring and impairment charges	0.6	18.4
Other non-cash items	11.7	11.4
Deferred income tax benefit	(1.0)	(13.1)
Tax benefit from exercise of stock options	(0.2)	(10.1)
Change in operating assets and liabilities	(41.0)	(41.9)

Net cash provided by operating activities	156.8	157.1

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to gaming operations equipment	(83.0)	(65.9)
Additions to property, plant and equipment	(81.4)	(66.2)
Acquisition of businesses, net of cash acquired	(16.4)	—
Payments to acquire or license intangible and other non-current assets	(13.4)	(24.9)

Net cash used in investing activities	(194.2)	(157.0)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under revolving credit facility make this first line	60.0	—
Purchases of treasury stock	(50.4)	(101.5)
Debt issuance costs	(2.4)	—
Cash received from exercise of stock options and employee stock purchase plan	3.4	14.4
Tax benefit from exercise of stock options	0.2	10.1

Net cash provided by (used in) financing activities	10.8	(77.0)

Effect of exchange rates on cash and cash equivalents	(1.8)	0.9

DECREASE IN CASH AND CASH EQUIVALENTS	(28.4)	(76.0)

CASH AND CASH EQUIVALENTS, beginning of year	90.7	166.7

CASH AND CASH EQUIVALENTS, end of year	$62.3	$90.7

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WMS Reports Fiscal Fourth Quarter Results, 8/6/2012	page 12

WMS INDUSTRIES INC.

Supplemental Data – Earnings per Share

(in millions of U.S. dollars and millions of shares, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)
Net income	$22.1	$10.3	$64.1	$81.0

Basic weighted average common shares outstanding	54.9	57.0	55.5	57.7
Dilutive effect of stock options	0.2	0.7	0.2	0.9
Dilutive effect of restricted common stock and warrants	0.1	0.3	0.1	0.4

Diluted weighted average common stock and common stock equivalents	55.2	58.0	55.8	59.0

Basic earnings per share of common stock	$0.40	$0.18	$1.15	$1.40

Diluted earnings per share of common stock and common stock equivalents	$0.40	$0.18	$1.15	$1.37

Supplemental Data – Reconciliation of Net Income to Adjusted EBITDA

(in millions of U.S. dollars)

(unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2012	2011	2012	2011
Net income	$22.1	$10.3	$64.1	$81.0

Net income	$22.1	$10.3	$64.1	$81.0
Depreciation	21.0	20.6	77.8	71.1
Amortization of intangible and other non-current assets	8.6	7.7	29.0	21.6
Provision for income taxes	13.0	6.8	35.0	42.6
Interest expense	0.4	0.3	1.6	1.2
Share-based compensation	4.3	3.5	15.8	18.7
Other non-cash items	0.4	21.2	12.3	29.8

Adjusted EBITDA	$69.8	$70.4	$235.6	$266.0

Adjusted EBITDA margin	35.6%	34.6%	34.2%	34.0%

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based compensation and other non-cash items, including non-cash impairment and restructuring charges) and adjusted EBITDA margin are supplemental non-GAAP financial metrics used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA and adjusted EBITDA margin provide additional useful information to investors regarding our ability to service debt and are commonly used financial analysis metrics for measuring and comparing gaming companies in areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA and adjusted EBITDA margin should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash provided by operating activities (as a measure of liquidity) as determined in accordance with U.S. generally accepted accounting principles. All companies do not calculate adjusted EBITDA and adjusted EBITDA margin in necessarily the same manner, and WMS’ presentation may not be comparable to those presented by other companies.

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WMS Reports Fiscal Fourth Quarter Results, 8/6/2012	page 13

WMS INDUSTRIES INC.

Supplemental Data – Items Impacting Comparability: Net Charges

For the Three and Twelve Months Ended June 30, 2012 and 2011

(in millions of U.S. dollars, except per share amounts)

(unaudited)

	Three Months Ended June 30,				Twelve Months Ended June 30,
	2012	2012	2011	2011	2012	2012	2011	2011
	Pre-tax amount	Per diluted share	Pre-tax amount	Per diluted share	Pre-tax amount	Per diluted share	Pre-tax amount	Per diluted share
DESCRIPTION OF NET CHARGES (BENEFITS)
IMPAIRMENT AND RESTRUCTURING CHARGES:
NON-CASH CHARGES
Impairment of licensed technologies and brand name	$—	$—	$14.4	$0.15	$—	$—	$14.4	$0.15
Impairment of receivables and property, plant and equipment	—	—	1.6	0.02	0.6	0.01	4.0	0.05

TOTAL NON-CASH IMPAIRMENT AND RESTRUCTURING CHARGES	$—	$—	$16.0	$0.17	$0.6	$0.01	$18.4	$0.20

CASH CHARGES
Restructuring charges, primarily separation charges	—	—	2.4	0.03	9.1	0.11	3.8	0.04

TOTAL IMPAIRMENT AND RESTRUCTURING CHARGES	$—	$—	$18.4	$0.20	$9.7	$0.12	$22.2	$0.24

ASSET WRITE-DOWNS AND OTHER CHARGES (BENEFITS):
Inventory and other asset write-downs (recorded in cost of product sales)	$—	$—	$4.9	$0.05	$—	$—	$4.9	$0.05
Asset write-downs and other charges (recorded in cost of gaming operations)	—	—	1.7	0.02	—	—	1.7	0.02
Intellectual property asset write-downs (recorded in research and development)	—	—	3.0	0.03	—	—	3.0	0.03
Cost of legal settlements (recorded in selling and administrative expenses)	2.1	0.02	—	—	2.1	0.02	—	—
Non-cash charges (benefit) to write-down Mexican customer receivables (recorded in selling and administrative expenses)	(0.7)	(0.01)	—	—	3.6	0.04	—	—

TOTAL ASSET WRITE-DOWNS AND OTHER CHARGES	$1.4	$0.01	$9.6	$0.10	$5.7	$0.06	$9.6	$0.10

TOTAL IMPAIRMENT, RESTRUCTURING, ASSET WRITE-DOWNS AND OTHER CHARGES	$1.4	$0.01	$28.0	$0.30	$15.4	$0.18	$31.8	$0.34

CASH BENEFITS:
Proceeds from litigation settlement (recorded in interest income and other income and expense, net)	$—	$—	$(4.0)	$(0.04)	$(2.1)	$(0.02)	$(4.0)	$(0.04)
Prior period impact from retroactive reinstatement of the Federal research and development tax credit (recorded in provision for income taxes)	—	—	—	—	—	—	—	(0.02)

TOTAL CASH BENEFITS	$—	$—	$(4.0)	$(0.04)	$(2.1)	$(0.02)	$(4.0)	$(0.06)

TOTAL NET CHARGES	$1.4	$0.01	$24.0	$0.26	$13.3	$0.16	$27.8	$0.28

The three-month period ended June 30, 2012 includes net pre-tax charges of $1.4 million, or $0.01 per diluted share, including $2.1 million pre-tax, or $0.02 per diluted share, of costs for legal settlements, partially offset by $0.7 million pre-tax, or $0.01 per diluted share of benefit from the reduction in the bad debt reserve related to the write-down of receivables following government

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WMS Reports Fiscal Fourth Quarter Results, 8/6/2012	page 14

enforcement actions at certain casinos in Mexico. The twelve-month period ended June 30, 2012 includes net charges of $13.3 million pre-tax, or $0.16 per diluted share, including $15.4 million of pre-tax charges, or $0.18 per diluted share, principally recorded in the September 2011 quarter, which includes $9.7 million pre-tax, or $0.12 per diluted share, of pre-tax impairment and restructuring charges, including $5.9 million pre-tax of separation-related charges and $3.8 million pre-tax of costs related to the decision to close two facilities; $3.6 million pre-tax, or $0.04 per diluted share, of non-cash charges to write-down receivables following government enforcement actions at certain casinos in Mexico; and $2.1 million pre-tax, or $0.02 per diluted share, of costs for legal settlements; partially offset by a pre-tax cash benefit of $2.1 million, or $0.02 per diluted share, from litigation settlement recorded in the December 2011 period.

The three month period ended June 30, 2011 includes $24.0 million of net pre-tax charges, or $0.26 per diluted share, which includes $18.4 million, or $0.20 per diluted share, of pre-tax impairment and restructuring charges comprised of $16.0 million, or $0.17 per diluted share, for non-cash asset impairments (including $11.0 million for impairment of technology licenses, $3.4 million for impairment of the Orion™ brand name, $1.4 million for impairment of receivables related to government action to close casinos in Venezuela and $0.2 million of other impairment charges); and $2.4 million or $0.03 per diluted share for restructuring charges (primarily separation costs); along with $9.6 million of pre-tax charges, or $0.10 per diluted share, for asset write-downs and other charges (including charges for inventory write-downs related to winding down the Orion and original Bluebird product lines); partially offset by $4.0 million or $0.04 per diluted share from cash proceeds of litigation settlement. For the twelve months ended June 30, 2011, impairment and restructuring charges also include the $3.8 million of pre-tax charges, or $0.04 per diluted share, incurred in the September 2010 quarter related to closing WMS’ main Netherlands facility, of which $2.4 million was a non-cash, pre-tax charge for the write-down to fair market value of property, plant and equipment and $1.4 million was pre-tax separation charges. The twelve-month period ended June 30, 2011 also includes a $0.02 per diluted share benefit recorded in income taxes in the December 2010 quarter related to the period January 1, 2010 through June 30, 2010 from the retroactive reinstatement of the Federal research and development tax credit.

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WMS Reports Fiscal Fourth Quarter Results, 8/6/2012	page 15

WMS INDUSTRIES INC.

Supplemental Data – Historical Quarterly Revenues, Operating Margin and Diluted Earnings per Share

(in millions of U.S. dollars, except per share amounts and

as a % of annual revenues and % of annual diluted earnings per share)

(unaudited)

	Fiscal Quarters Ended:
	Sept. 30	Dec. 31	Mar. 31	June 30
Fiscal 2012 Revenues	$155.6	$162.2	$176.0	$195.9
As a percentage of annual revenues	23%	23%	26%	28%
Fiscal 2011 Revenues	$187.5	$199.9	$192.7	$203.2
As a percentage of annual revenues	24%	25%	25%	26%
Fiscal 2010 Revenues	$165.3	$188.9	$197.5	$213.4
As a percentage of annual revenues	21%	25%	26%	28%

	Fiscal Quarters Ended:
	Sept. 30	Dec. 31	Mar. 31	June 30
Fiscal 2012 Operating Margin (1) (3)	2.2%	12.9%	17.7%	16.2%
Fiscal 2011 Operating Margin (4) (6)	15.6%	18.4%	18.1%	4.7%
Fiscal 2010 Operating Margin	19.1%	20.9%	22.5%	24.6%

	Fiscal Quarters Ended:
	Sept. 30	Dec. 31	Mar. 31	June 30
Fiscal 2012 Diluted EPS (1) (2) (3)(3)	$0.07	$0.29	$0.40	$0.40
As a percentage of annual Diluted EPS	7%	25%	34%	34%
Fiscal 2011 Diluted EPS (4) (5) (6)	$0.33	$0.46	$0.41	$0.18
As a percentage of annual Diluted EPS	24%	33%	30%	13%
Fiscal 2010 Diluted EPS (7) (8)	$0.34	$0.44	$0.55	$0.56
As a percentage of annual Diluted EPS	18%	23%	29%	30%

(1)	The June 2012 quarter includes pre-tax charges of $2.1 million, or $0.02 per diluted share, for legal settlements, partially offset by a $0.7 million, or 0.01 per diluted share, pre-tax reduction in the reserve for bad debts related to government enforcement actions at certain casinos in Mexico.
(2)	The December 2011 quarter includes a pre-tax cash benefit of $2.1 million, or $0.02 per diluted share, from litigation settlement.
(3)	The September 2011 quarter includes $14.0 million of net pre-tax charges, or $0.17 per diluted share, including $0.12 per diluted share of impairment and restructuring charges and $0.05 per diluted share, of non-cash charges to write-down receivables following government enforcement actions at certain casinos in Mexico.
(4)	The June 2011 quarter includes $24.0 million of net pre-tax charges, or $0.26 per diluted share, including $0.17 per diluted share of non-cash charges for asset impairments, $0.03 per diluted share of restructuring charges and $0.10 per diluted share of charges for asset write-downs and other charges, partially offset by $0.04 per diluted share benefit from cash settlement of litigation.
(5)	The December 2010 quarter includes the impact from the retroactive reinstatement of the U.S. Federal Research and Development tax credit to January 1, 2010, of which approximately $1.1 million, or $0.02 per diluted share, related to the period January 1, 2010 through June 30, 2010.
(6)	The September 2010 quarter includes $3.8 million pre-tax, or $0.04 per diluted share, of charges to close WMS’ main facility in the Netherlands, including a $2.4 million pre-tax, non-cash write-down of the facility and $1.4 million of cash-based, pre-tax separation charges.
(7)	The March 2010 quarter had several discrete income tax items, which netted out to a lower effective income tax rate that increased diluted earnings per share by $0.06; primarily the completion of Federal income tax return audits by the Internal Revenue Service for fiscal 2004 through fiscal 2007 that resulted in a reduction of our liability for uncertain tax positions by $4.6 million, or a $0.07 per diluted share benefit, partially offset by the expiration of the R&D tax credit legislation effective as of December 31, 2009, which had the impact of reducing diluted earnings per share by $0.01.
(8)	The September 2009 quarter includes a $0.02 per diluted share impact for interest expense and an inducement payment related to early conversion by holders of $79.4 million principal amount WMS’ 2.75% Convertible Notes to common stock.

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